Exhibit 16

POWER OF

ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Jane E. Trust, Christopher Berarducci, Thomas Mandia and George P. Hoyt with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director and/or officer of Western Asset Managed Municipals Fund Inc. (“MMU”), the registration statement and a proxy statement/prospectus on Form N-14 (including amendments thereto) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 10th day of March 2023.

/s/ Jane E. Trust
Jane E. Trust	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Christopher Berarducci
Christopher Berarducci	Principal Financial Officer and Treasurer (Principal Financial and Accounting Officer

/s/ Robert D. Agdern
Robert D. Agdern	Director

/s/ Carol L. Colman
Carol L. Colman	Director

/s/ Daniel P. Cronin
Daniel P. Cronin	Director

/s/ Paolo M. Cucchi
Paolo M. Cucchi	Director

/s/ Eileen A. Kamerick
Eileen A. Kamerick	Director

/s/ Nisha Kumar
Nisha Kumar	Director